#29114
Filed in the office of the Lt. Gov./Sec. Of
State, of the State of Utah on the 10th
day of Aug A.D. 1982
David S. Monson
Lt. Gov/Sec. Of State
Filing Clerk MC $25

                     ARTICLES OF AMENDMENT TO

                   ARTICLES OF INCORPORATION OF

                     G & L EQUIPMENT COMPANY


     These Articles of Amendment and the Certificate thereon are made and executed pursuant to Section 16-10-54 and 16-10-55, Utah Code Annotated, for the purpose of amending the Articles of Incorporation of G & L Equipment Company, a Utah corporation, as indicated hereunder.

     The undersigned Blaine C. Taylor, Ray E. Warren, and Thomas R. Warren being all of the directors of said corporation, do hereby respectively certify as follows:

                               I .

     That a meeting of the Board of Directors of G & L Equipment Company was held on the 22nd day of June, 1982, at Salt Lake City, Utah wherein the Board of Directors voted unanimously to amend the Articles of incorporation of G & L Equipment Company as indicated below.

                               II.

     That a meeting of all the stockholders of G & L Equipment Company was held on the 22nd day of June, 1982 at 2:35 p.m. in Salt Lake City, Utah, pursuant to notice to all the stockholders of G & L Equipment Company.

                               III.

   That there are 8,120,000 shares issued, outstanding and entitled to Vote as of the date of the meeting of stockholders. That there Were 6,817,000 shares present or by proxy at the meeting on June 22, 1982, and at such meeting the following resolution was presented, and upon motion duly made and seconded, the same was adopted with 4,164,000 shares voting in favor of the resolution; 2,593,000 voting against; and 60,000 shares abstaining.

                            Resolution
                            ---------

     RESOLVED, that Article I of the Articles of Incorporation of G & L Equipment Company, be amended to read as follows:

           ARTICLE I. The name of this corporation is G & L ENERGY, INC.

     We further certify that Blaine C. Taylor, Ray E. Warren and Thomas R. Warren are the officers and directors of the corporation and we, therefore, execute these Articles of Amendment to the Articles of Incorporation of said corporation.

     IN WITNESS WHEREOF, we have hereunto set our hands this 30 day of July, 1982.


/s/ Blaine C. Taylor

Blaine C. Taylor,
 President and Director



/s/ Thomas R. Warren

Thomas R. Warren
 Vice President & Director


/s/ Ray E. Warren

 Ray E. Warren
Secretary Treasurer & Director




STATE OF UTAH          )
                       :ss
County of Salt Lake    )

On the 30 day of July, 1982, personally appeared before me Blaine C. Taylor, Ray E. Warren and Thomas R. Warren, who, being first duly sworn, acknowledged to me that they are the officers and directors of G & L Energy, Inc., formerly G & L Equipment Company, and that they signed the foregoing document for the purposes stated therein.

/s/
NOTARY PUBLIC
Residing at Salt Lake County, Utah
My Commission Expires: 8/13/82